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                                                                    EXHIBIT 99.0

COMPANY PRESS RELEASE

       KING PHARMACEUTICALS AND JONES PHARMA INCORPORATED ANNOUNCE MERGER

BRISTOL, Tenn., and ST. LOUIS, July 13 -- King Pharmaceuticals, Inc. (NYSE: KG) and Jones Pharma Incorporated (Nasdaq: JMED) announced today that they have entered into a definitive agreement to merge the two companies in a stock-for-stock transaction. The merger represents the combination of two of the premier specialty pharmaceutical companies and results in a company with a diversified therapeutic portfolio with multiple, rapidly growing products. King expects the transaction to be accreative to earnings immediately upon closing, excluding any non-recurring transaction expenses, and will add approximately 3% to 4% to projected earnings per share for 2001. Following completion of the transaction, the new company will have a combined sales force of over 400 representatives, $552.6 million pro forma revenues for the most recent preceding 12 month period, and an enterprise value of approximately $7.8 billion.

Under the terms of the agreement, which has been approved by the boards of directors of both companies, holders of Jones common stock will be entitled to receive 1.125 shares of King common stock in exchange for each share of Jones common stock. Based on the closing price of King common stock on July 12, 2000, the merger values each share of Jones common stock at approximately $51.12, or approximately $3.4 billion, providing a premium of approximately 38% over the trailing 30 calendar day average closing price per share of Jones common stock. Jones common stock closed at $43.75 per share on July 12, 2000. Following the completion of the merger, Mr. Andrew Franz, Chief Operating Officer of Jones, will be joining King's board of directors, and will become President and CEO of Jones, as a wholly owned subsidiary of King. The transaction is expected to be accounted for as a tax-free pooling of interests transaction. Closing of the transaction is subject to approval by the holders of a majority of the outstanding common stock of King and Jones, appropriate governmental approval, and other customary conditions, and is expected to be completed before the end of 2000.

John M. Gregory, Chairman and Chief Executive Officer of King, stated, "The merger of King and Jones will provide an excellent business combination that will rapidly position King as one of the largest specialty pharmaceutical companies with an estimated combined market capitalization of over $7 billion. The merger will provide King with a more diversified portfolio of branded pharmaceutical products with the addition of Jones' Levoxyl(R), Thrombin-JMI(R), and Cytomel(R) such that the Company's key therapeutic categories will be cardiovascular, anti-infectives, endocrinology, and women's health. Moreover, King's sales force will increase to over 400 representatives which will provide potential synergies in the expanded marketing of our products." Mr. Gregory added, "The significantly greater market capitalization and the potential substantial reduction in the Company's outstanding debt resulting from the contemplated merger will better position King for the continued execution of our plan to strategically acquire branded pharmaceutical products and companies, while continuing to grow our current products through focused promotion and marketing."

Dennis M. Jones, Chairman and Chief Executive Officer of Jones, said, "Following an exciting 19-year history of growth, a merger with King presents an exciting opportunity for Jones Pharma's shareholders and associates. It provides us with a 45% stake in a fully integrated specialty pharmaceutical company with a promising R&D pipeline and an outstanding marketing capability. This merger will allow us to take


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advantage of a combined sales and marketing infrastructure of over 400 sales people and to increase the marketing efforts of our products, particularly with general practitioners and family practitioners. I am also excited about this transaction because of my confidence in King and its management team. Mr. John Gregory is a very bright, energetic young entrepreneur. He has built one of the leading emerging pharmaceutical companies, in just a few short years. This fact gives me confidence in his ability to continue King's rapid growth, not to mention their Altace(R) news released on May 1, 2000, reporting on the FDA's Cardio- Renal Drugs Advisory Committee unanimously recommending the approval of Altace(R) for additional indications after the HOPE Study data was submitted."

Mr. Jones further commented, "After 36 enjoyable years in the pharmaceutical industry, I believe it is time for Judy and me to step down. However, I plan on enthusiastically remaining with the combined Company as a consultant and significant shareholder. Further, Jones' strong management team, including Andrew Franz and Mike Bramblett, will be assuming executive positions in the combined Company and will be in a position of continuing to make significant contributions."

Jones Pharma Incorporated, founded in 1981, is an emerging specialty pharmaceutical company with a national sales force of 123 dedicated sales representatives who promote Jones' products throughout the United States. Jones' strategy has been to build a portfolio of growing products through the acquisition of under-promoted, promotion sensitive FDA approved products from other pharmaceutical companies. About half of Jones' sales are generated by the thyroid-disorder drugs Levoxyl(R), Tapazole(R), Triostat(R), and Cytomel(R). Jones' other products include Thrombin-JMI(R) for controlling blood loss during surgery; Brevital Sodium(R), an anesthetic; and veterinary pharmaceuticals, Soloxine(R), Tussigon(R), and Pancrezyme(R). In early 2000, Jones' 574% ten-year sales growth and 1,633% ten-year earnings growth were recognized by the Wall Street Journal's Fifth Annual Shareholder Scoreboard. Jones was ranked number one in ten-year shareholder return when compared to its peers within the pharmaceutical sector. When compared to America's top 1,000 companies in 76 industries, Jones Pharma was ranked 23rd in five-year shareholder return. In addition, Jones was named by Forbes in November 1999 as one of the "200 Best Small Companies in America" for seven of the last ten years.

In the event the merger is terminated by either company, King and Jones have agreed that, in certain circumstances, a $100 million cash termination fee will be paid by the terminating party. Jones may elect not to proceed with the transaction if the average closing price of King common stock falls below $29.33 per share, unless King elects to increase the exchange ratio to a number equal to the average trading price divided by $33.00 per share. For purposes of the foregoing, the "average trading price" will be computed by taking the volume-weighted average sales price per share as reported on the New York Stock Exchange during the twenty (20) consecutive trading days ending with and including the sixth trading day immediately preceding Jones' shareholders meeting.

King previously reported that revenues totaled $379.9 million, net income equaled $51.0 million, and diluted earnings per share was 61 cents, excluding extraordinary charges, for the year ended December 31, 1999. For the first quarter 2000, King reported that revenues totaled $91.4 million, net income equaled $11.5 million, and diluted earnings per share was 14 cents, excluding merger and restructuring costs. Jones previously reported that revenues totaled $132.5 million, net income equaled $48.9 million, and diluted earnings per share was 73 cents for the year ended December 31, 1999. For the first quarter 2000, Jones reported that revenues totaled $45.7 million, net income equaled $19.2 million, and diluted earnings per share was 28 cents. Jones reported that cash, cash equivalents, and investments totaled $199.8 million on March 31, 2000.


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Credit Suisse First Boston acted as financial advisor to King and Chase H&Q acted as financial advisor to Jones.

A conference call regarding the acquisition is scheduled for 2:00 p.m., E.D.T., on Thursday, July 13, 2000. Interested parties may listen to the call by dialing in the U.S., 1-888-868-9078, or outside the U.S., 973-628-6885, and by requesting the King Pharmaceuticals/Jones Pharma conference call. A replay of the call will be available for two (2) weeks by dialing in the U.S., 1-888-264-3165 (access code: 7927), or outside the U.S., 402-220-0140 (access code: 7927).

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release may contain forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ability of King and Jones to consummate the contemplated merger described above, including approval by the shareholders of both King and Jones, management of King's growth and integration of its acquisitions, specifically including, but not limited to, the contemplated merger, the ability of King to realize potential synergies from the contemplated merger, significant leverage and debt service requirements of King, dependence on King's ability to continue to acquire branded products, dependence on sales of King's products, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, and the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of New Drug Applications and other filings and/or the review of other regulatory agencies worldwide. Other important factors which may cause results to differ materially from the forward-looking statements are discussed in various sections of King's and Jones' latest Form 10-K and other filings with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.